                                                                    EXHIBIT 2.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        ASSIGNMENT AND LICENSE AGREEMENT

                                 BY AND BETWEEN

                           WYETH HOLDINGS CORPORATION

                                       AND

                          NEUROCRINE BIOSCIENCES, INC.

                                FEBRUARY 26, 2004

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
1.    DEFINITIONS...............................................................      2
   1.1      "Affiliate".........................................................      2
   1.2      "Amended and Restated License Agreement"............................      2
   1.3      "Assignment and Assumption Agreement"...............................      2
   1.4      "Closing"...........................................................      2
   1.5      "Closing Date"......................................................      2
   1.6      "Compound"..........................................................      2
   1.7      "Compound License Agreement"........................................      2
   1.8      "Compound Patent"...................................................      3
   1.9      "Confidential Information"..........................................      3
   1.10     "Control" or "Controlled"...........................................      3
   1.11     "Effective Date"....................................................      3
   1.12     "HSR Act"...........................................................      3
   1.13     "HSR Filing"........................................................      3
   1.14     "HSR Clearance Date"................................................      3
   1.15     "Neurocrine Sublicense Agreement"...................................      3
   1.16     "Original License Agreement"........................................      3
   1.17     "Pfizer Collaboration Agreement"....................................      4
   1.18     "Pfizer Sublicense Agreement".......................................      4
   1.19     "Share Price".......................................................      4
   1.20     "Stock Purchase Agreement"..........................................      4
   1.21     "Territory".........................................................      4
   1.22     "Third Party".......................................................      4
   1.23     "Wyeth Intellectual Property".......................................      4
   1.24     "2002 Consent Agreement"............................................      4
   1.25     "2004 Consent Agreement"............................................      4
2.    ASSIGNMENT OF RIGHTS......................................................      5
   2.1      Assignment..........................................................      5
   2.2      Assumption..........................................................      5
   2.3      No Continuing Obligations...........................................      5
   Assignment and Assumption Agreement..........................................      6
3.    LICENSES..................................................................      6
   3.1      Exclusive License...................................................      6
   3.2      Retained Rights; No Implied Licenses................................      6
   3.3      Sublicensing........................................................      6
   3.4      Section 365(n) of the Bankruptcy Code...............................      7
4.    CONSIDERATION.............................................................      7
   4.1      Cash Payments.......................................................      7
   4.2      Equity Payment......................................................      7
   4.3      No Other Payments...................................................      8
   4.4      Taxes and Withholding...............................................      8

                                     Page i

5.    THE CLOSING...............................................................      8
   5.1      Closing Date........................................................      8
   5.2      Deliveries by Neurocrine............................................      8
   5.3      Deliveries by Wyeth.................................................      9
6.    CONDITIONS and covenants..................................................     10
   6.1      Conditions to Obligations of Each Party.............................     10
   6.2      Conditions to Obligations of Wyeth..................................     10
   6.3      Conditions to Obligations of Neurocrine.............................     11
   6.4      Covenants...........................................................     11
7.    REPRESENTATIONS AND WARRANTIES............................................     11
   7.1      Representations and Warranties of Each Party........................     11
   7.2      Additional Representations and Warranties of Wyeth..................     12
   7.3      Additional Representations and Warranties by Neurocrine.............     14
   7.4      Representation by Legal Counsel.....................................     15
   7.5      No Inconsistent Agreements..........................................     15
8.    CONFIDENTIALITY...........................................................     15
   8.1      Non-Disclosure and Use Restrictions.................................     15
   8.2      SEC Filings.........................................................     16
   8.3      Public Statements...................................................     16
9.    TERM AND TERMINATION......................................................     16
   9.1      Government Approvals................................................     16
      9.1.1       HSR Filing....................................................     16
      9.1.2       Other Government Approvals....................................     17
   9.2      Termination by Mutual Agreement.....................................     17
   9.3      Termination for Cause...............................................     17
   9.4      Effects of Termination..............................................     17
10.   INDEMNIFICATION AND INSURANCE.............................................     18
   10.1     Indemnification by Neurocrine.......................................     18
   10.2     Indemnification by Wyeth............................................     19
   10.3     Procedure...........................................................     19
   10.4     Insurance...........................................................     20
   10.5     Limitation..........................................................     20
11.   MISCELLANEOUS.............................................................     20
   11.1     Assignment..........................................................     20
   11.2     Further Actions.....................................................     21
   11.3     Notices.............................................................     21
   11.4     Amendment...........................................................     22
   11.5     Waiver..............................................................     22
   11.6     Severability........................................................     22
   11.7     Descriptive Headings................................................     22
   11.8     Governing Law; Dispute Resolution...................................     22
   11.9     Entire Agreement of the Parties.....................................     23
   11.10       Independent Contractors..........................................     23
   11.11       Counterparts.....................................................     24

Exhibit 1.7       Form of Compound License Agreement

                                     Page ii

Exhibit 1.20      Form of Stock Purchase Agreement
Exhibit 1.23      Wyeth Patents
Exhibit 2.1       Form of Assignment and Assumption Agreement
Exhibit 2.4       Form of Patent Assignment
Exhibit 8.3       Press Release

                                    Page iii

                        ASSIGNMENT AND LICENSE AGREEMENT

         This Assignment and License Agreement (the "Agreement") is entered into on this 26th day of February, 2004 (the "Signature Date") by and between Wyeth Holdings Corporation (formerly known as "American Cyanamid Company"), a Maine corporation, having a place of business at 5 Giralda Farms, Madison, New Jersey 07940 (hereinafter "Wyeth") and Neurocrine Biosciences, Inc., a Delaware corporation, having a place of business at 10555 Science Center Drive, San Diego, California 92121 (hereinafter, "Neurocrine"). Wyeth and Neurocrine may each be referred to herein individually as a "Party" and collectively as the "Parties".

         WHEREAS, Wyeth and DOV Pharmaceutical, Inc. (hereinafter "DOV") entered into that certain license agreement, dated May 28, 1998 (hereinafter, the "Original License Agreement"), pursuant to which Wyeth, inter alia, granted to DOV an exclusive license, under certain patent rights and know-how, with respect to several compounds, including the Compound (as defined below);

         WHEREAS, DOV and Neurocrine entered into a Sublicense and Development Agreement dated June 30, 1998 (as amended from time to time, the "Neurocrine Sublicense Agreement"), pursuant to which DOV sublicensed to Neurocrine the rights relating to the Compound licensed to DOV under the Original License Agreement;

         WHEREAS, Neurocrine and Pfizer, Inc. (hereinafter, "Pfizer") entered into (i) that certain license agreement dated December 18, 2002 (as amended from time to time, the "Pfizer Sublicense Agreement") pursuant to which Neurocrine, inter alia, sublicensed to Pfizer the rights relating to the Compound licensed to Neurocrine under the Neurocrine Sublicense Agreement and (ii) that certain collaboration agreement dated December 18, 2002 (as amended from time to time, the "Pfizer Collaboration Agreement") pursuant to which Neurocrine and Pfizer, inter alia, will copromote the Compound in the United States;

         WHEREAS, Wyeth, DOV and Neurocrine entered into that certain Consent and Agreement dated December 13, 2002 (the "2002 Consent Agreement") in order to facilitate the grant by Neurocrine to Pfizer of certain rights under the Pfizer Sublicense Agreement;

         WHEREAS, Neurocrine now desires to obtain from Wyeth and Wyeth now desires to grant to Neurocrine: (i) an assignment of (x) all of Wyeth's rights and obligations under the Compound License Agreement (as defined below), and (y) Wyeth's rights and obligations under the 2002 Consent Agreement to the extent such rights and obligations relate to the Compound and (z) the Compound Patent (as defined below) and (ii) an exclusive license under the Wyeth Intellectual Property (as defined below), to make, have made, use and sell the Compound (which license rights are subject to the rights and licenses granted to DOV under the Compound License Agreement);

         WHEREAS, on or before the Closing (as defined below), Wyeth and DOV will enter into: (i) an amended and restated license agreement, pursuant to which the Original License Agreement will be amended to delete therefrom all rights and obligations of each of Wyeth and DOV with respect to the Compound (the "Amended and Restated License Agreement"), and (ii) the Compound License Agreement, setting forth the rights and obligations of each of Wyeth and DOV solely as they relate to the Compound; and

         WHEREAS, Wyeth, DOV and Neurocrine entered into that certain Consent Agreement and Amendment, dated February 25, 2004 (the "2004 Consent Agreement") pursuant to which, inter alia, DOV has provided its consent for Wyeth to enter into and perform this Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the promises, mutual covenants and obligations set forth below, and other good and valuable consideration, the Parties agree as follows:

1.       DEFINITIONS.

         1.1 "AFFILIATE" shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

         1.2 "AMENDED AND RESTATED LICENSE AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

         1.3 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall have the meaning set forth in Section 2.1 hereof.

         1.4 "CLOSING" shall have the meaning set forth in Section 5.1 hereof.

         1.5 "CLOSING DATE" shall have the meaning set forth in Section 5.1 hereof.

         1.6 "COMPOUND" shall mean the chemical compound identified in the License Agreement as CL 285,489, which compound is also known as indiplon.

         1.7 "COMPOUND LICENSE AGREEMENT" shall mean the license agreement relating solely to the Compound, which license agreement is to be entered into by and between Wyeth and DOV upon their amendment and restatement of the Original License Agreement as described above in the preamble to this Agreement. The Compound License Agreement shall be in the form attached hereto as Exhibit 1.7.

         1.8 "COMPOUND PATENT" shall mean United States Patent 6,399,621 granted on June 4, 2002, which patent claims the Compound.

         1.9 "CONFIDENTIAL INFORMATION" shall mean, with respect to a Party, all non-public proprietary data or information that is disclosed by such Party to the other Party in connection with this Agreement or information designated as "Confidential Information" of such Party hereunder.

         1.10 "CONTROL" OR "CONTROLLED" shall mean, with respect to any (a) item of information or know-how, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement with any Third Party existing as of the date such Party is obligated under this Agreement to grant such access and/or license.

         1.11 "EFFECTIVE DATE" shall mean, upon completion of the Closing, the Closing Date.

         1.12 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.13 "HSR FILING" shall mean filings by Wyeth and Neurocrine with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement and in the Stock Purchase Agreement, as applicable, together with all required documentary attachments thereto.

         1.14 "HSR CLEARANCE DATE" shall mean the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

         1.15 "NEUROCRINE SUBLICENSE AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.16 "ORIGINAL LICENSE AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.17 "PFIZER COLLABORATION AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.18 "PFIZER SUBLICENSE AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.19 "SHARE PRICE" shall mean the price per share for common stock of Neurocrine calculated in accordance with the Stock Purchase Agreement.

         1.20 "STOCK PURCHASE AGREEMENT" shall mean that certain stock purchase agreement to be entered into by Neurocrine and Wyeth (or one of Wyeth's Affiliates designated by Wyeth) on the Closing Date, which agreement shall be in the form attached hereto as Exhibit 1.20.

         1.21     "TERRITORY" shall mean all countries of the world.

         1.22 "THIRD PARTY" shall mean any person or entity other than Wyeth, Neurocrine or any of their respective Affiliates.

         1.23 "WYETH INTELLECTUAL PROPERTY" shall mean (a) that Wyeth know-how consisting of all information, patentable or otherwise, developed, applied, or acquired by Wyeth as of [***] relating to the production or development of the Compound, which information is reasonably useful or necessary to develop or manufacture the Compound and (b) those patents and patent applications Controlled by Wyeth that claim the Compound or the manufacture or use thereof, which patents and patent applications are listed on Exhibit 1.23 attached hereto, and including all continuations, continuations-in-part, divisionals, re-issues, re-examinations, extensions, substitutions, patents of addition, and supplementary certificates (or equivalents thereof) of any such patents and patent applications and all foreign counterparts thereof, in each case, only to the extent that they claim or would otherwise be infringed by the manufacture, use or sale of the Compound, provided, however, that the Wyeth Intellectual Property shall not include the Compound Patent. [***]

         1.24 "2002 CONSENT AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

         1.25 "2004 CONSENT AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.       ASSIGNMENT OF RIGHTS.

         2.1 ASSIGNMENT. Subject to the terms and conditions set forth in this Agreement, and in consideration for the payment to be made by Neurocrine to Wyeth under Section 4.1 hereof and the transactions contemplated by the Stock Purchase Agreement in accordance with Section 4.2 hereof, Wyeth hereby agrees to assign, and shall assign at the Closing, to Neurocrine: (i) all of Wyeth's rights and obligations under the Compound License Agreement, and (ii) Wyeth's rights and obligations under the 2002 Consent Agreement only to the extent such rights and obligations relate to the Compound, and (iii) all of Wyeth's right, title and interest in and to the Compound Patent (all of which rights being so assigned are subject to the rights and licenses granted to DOV under the Compound License Agreement and granted to Neurocrine, DOV and Neurocrine's sublicensee under the 2002 Consent Agreement). Such assignments shall be contingent upon and become effective only upon completion of the Closing and shall be made pursuant to the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 2.1, to be executed and delivered by the Parties and DOV at the Closing (the "Assignment and Assumption Agreement").

         2.2 ASSUMPTION. Subject to the terms and conditions set forth in this Agreement, Neurocrine hereby agrees to assume: (i) all of Wyeth's rights and obligations under the Compound License Agreement, and (ii) Wyeth's rights and obligations under the 2002 Consent Agreement only to the extent such rights and obligations relate to the Compound. Additionally, Neurocrine as of the Closing and thereafter shall have the sole and exclusive right, at its own expense, for the continued maintenance and enforcement of the Compound Patent, subject only to the obligations so assumed by Neurocrine and the rights and licenses granted to DOV under the Compound License Agreement. Neurocrine's assumption of such rights and obligations shall be contingent upon and become effective only upon completion of the Closing and shall be made pursuant to the Assignment and Assumption Agreement.

         2.3 NO CONTINUING OBLIGATIONS. Neurocrine agrees that, upon completion of the Closing and thereafter, Wyeth shall have no further or continuing rights or obligations (a) with respect to the Compound Patent, (b) under the Compound License Agreement, or (c) under the 2002 Consent Agreement, to the extent that any such obligations relate solely to the Compound. Notwithstanding the foregoing, Wyeth agrees that it will at all times remain obligated under the 2002 Consent Agreement as and only to the extent that Wyeth is and remains the owner and licensor (to Neurocrine, DOV or Neurocrine's Approved Sublicensee) of the Wyeth Know-How and Wyeth Patents (as such terms are defined in the Compound License Agreement, but not including the Compound Patent).

         2.4 ASSIGNMENT AND ASSUMPTION AGREEMENT. On the Effective Date or such later date as may be mutually agreed to by the Parties, Wyeth, after having received the payment due from Neurocrine under Section 4.1 and the shares of Neurocrine common stock and payments to be transferred and delivered to Wyeth in accordance with Section 4.2 hereof and the Stock Purchase Agreement, shall execute and deliver to Neurocrine the Assignment and Assumption Agreement. Additionally, at such time, Wyeth shall execute and deliver to Neurocrine the Patent Assignment, substantially in the form attached hereto as
                  Exhibit 2.4 (the "Patent Assignment") and such other documents that Neurocrine may reasonably require in order to record the assignment to Neurocrine of the Compound Patent in the U.S. Patent Office and/or any foreign patent office and to record the assignment to Neurocrine of the Compound License Agreement and/or the 2002 Consent Agreement in any governmental office and/or as otherwise necessary or useful to perfect the rights being assigned to Neurocrine hereunder.

3.       LICENSES.

         3.1 EXCLUSIVE LICENSE. Effective as of, and only upon, the completion of the Closing, Wyeth hereby grants to Neurocrine an exclusive, fully-paid, royalty free, perpetual, irrevocable license under the Wyeth Intellectual Property, solely to make, have made, use, import, offer for sale and/or sell pharmaceutical products containing the Compound in the Territory subject to the licenses granted to DOV pursuant to the Compound License Agreement.

         3.2 RETAINED RIGHTS; NO IMPLIED LICENSES. Except for the license expressly granted to Neurocrine in Section 3.1 above, Wyeth retains all right, title and interest under the Wyeth Intellectual Property and shall have the right to practice and use the Wyeth Intellectual Property for any purpose without any obligation to Neurocrine, subject to the rights and licenses granted by Wyeth to DOV under the Compound License Agreement and by Wyeth to DOV, Neurocrine and/or Neurocrine's sublicensee under the 2002 Consent Agreement. The Parties expressly agree that, under this Agreement, Neurocrine shall have no right, title or interest, either express or implied, in or to any patent, patent application or other intellectual property right owned or controlled by Wyeth or any of Wyeth's Affiliates, except for the license rights expressly granted in
                  Section 3.1 above.

         3.3 SUBLICENSING. Subject to and to the extent not in contravention of the rights and licenses granted to DOV under the Compound License Agreement, Neurocrine may grant to one or more Third Parties sublicenses of the rights granted to it under Section 3.1 hereof at any time. Each such sublicense shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such sublicensee shall not further sublicense except on terms consistent with this Section 3.3. Neurocrine shall provide Wyeth with a copy of any sublicense granted pursuant to this
                  Section 3.3 within thirty (30) days after the execution thereof. Neurocrine shall remain responsible for the performance of its sublicensees, and shall ensure that any such sublicensees comply with the relevant provisions of this Agreement.

         3.4 SECTION 365(n) OF THE BANKRUPTCY CODE. All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of
                  Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 (35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

4.       CONSIDERATION.

         4.1 CASH PAYMENTS. In partial consideration for the rights and obligations assigned to Neurocrine under Article 2 hereof and the licenses granted to Neurocrine under Article 3 hereof, and subject to the terms and conditions of this Agreement, Neurocrine shall pay to Wyeth :

                  (a) the non-creditable sum of Five Million Dollars ($5,000,000.00) (the "Initial Fee"), which amount shall be payable within two (2) business days of the Signature Date and shall be non-refundable except as otherwise expressly set forth in Section 9.4 hereof; and

                  (b) the non-refundable, non-creditable sum of Forty-Five Million Dollars ($45,000,000.00) which amount shall be payable at the Closing.

                  Such payments shall be made in United States Dollars by wire transfer of immediately available funds to a bank account of Wyeth or one of Wyeth's Affiliates, which bank account is designated in writing by Wyeth to Neurocrine.

         4.2 EQUITY PAYMENT. In further consideration for the rights and obligations assigned to Neurocrine under Article 2 hereof and the licenses granted to Neurocrine under Article 3 hereof, Neurocrine, at the Closing and in accordance with the terms and conditions of the Stock Purchase Agreement, shall irrevocably transfer and deliver to Wyeth or, at Wyeth's election, one of Wyeth's Affiliates, (i) that number of shares of Neurocrine common stock that, based on the Share Price, has a value of Forty-Five Million Dollars ($45,000,000.00), as such amount may be adjusted in accordance with the terms and conditions of the Stock Purchase Agreement and (ii) if applicable, that amount of cash which may be due in accordance with the terms and conditions of the Stock Purchase Agreement as a result of any adjustment made to the number of shares of

                  Neurocrine common stock to be transferred and delivered to Wyeth pursuant to the Stock Purchase Agreement.

         4.3 NO OTHER PAYMENTS. Upon receipt by Wyeth of the payment required under Section 4.1 above and the Neurocrine common stock to be delivered to Wyeth in accordance with Section 4.2 above and the terms and conditions of the Stock Purchase Agreement, Neurocrine, except as provided in Article 10 below, shall have no further obligation to make any payments to Wyeth in connection with the assignment of rights and obligations hereunder, the grant of licenses to Neurocrine hereunder and/or the development and/or commercialization of the Compound or pharmaceutical products containing the Compound, and the licenses granted to Neurocrine under Section 3.1 shall thereafter be fully paid up and royalty free.

         4.4 TAXES AND WITHHOLDING. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Neurocrine is so required to deduct or withhold, Neurocrine will (a) promptly notify Wyeth of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Wyeth, and (c) promptly forward to Wyeth an official receipt (or certified copy) or other documentation reasonably acceptable to Wyeth evidencing such payment to such authorities.

5.       THE CLOSING.

         5.1 CLOSING DATE. Unless this Agreement shall have been earlier terminated, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wyeth Pharmaceuticals, 500 Arcola Road, Collegeville, Pennsylvania 19426 on the later of March 15, 2004 or the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the Parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the Parties will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement, the Closing will be treated as if it occurred at 11:59 p.m. EST on the Closing Date.

         5.2 DELIVERIES BY NEUROCRINE. On the Closing Date, Neurocrine shall deliver to Wyeth the following:

                  (a) the Stock Purchase Agreement duly executed by Neurocrine;

                  (b) the payment due to Wyeth under Section 4.1(b) of this Agreement;

                  (c) a stock certificate representing the number of shares of Neurocrine common stock to be delivered to Wyeth or Wyeth's Affiliate pursuant to the Stock Purchase Agreement and Section 4.2 above;

                  (d) all payments that may be required to be paid by Neurocrine to Wyeth under the Stock Purchase Agreement in connection with any adjustment to be made to the number of shares of Neurocrine common stock to be transferred and delivered to Wyeth thereunder;

                  (e) the Assignment and Assumption Agreement duly signed by an authorized officer of Neurocrine and such other instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be required under this Agreement or as may otherwise be necessary to effect Neurocrine's assumption under applicable laws of the rights and obligations and other assets being assigned and/or licensed to Neurocrine under this Agreement;

                  (f) such other instruments and documents, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be necessary to effect the Closing; and

                  (g) a certificate, executed by an authorized officer of Neurocrine, certifying (i) the due organization and good standing of Neurocrine, and (ii) the authority and incumbency of officers of Neurocrine executing this Agreement and the other agreements, instruments and certificates delivered by Neurocrine to Wyeth upon the Closing.

         5.3 DELIVERIES BY WYETH. On the Closing Date, Wyeth shall deliver to Neurocrine the following:

                  (a) the Stock Purchase Agreement duly executed by Wyeth (or an Affiliate of Wyeth designated by Wyeth);

                   (b) the Assignment and Assumption Agreement duly executed by an authorized officer of Wyeth, and any other appropriate instruments of assignment, sale, conveyance or transfer, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be required under this Agreement or as may otherwise be necessary to effect Wyeth's assignment under applicable laws of the rights and obligations and other assets being assigned and/or licensed to Neurocrine under this Agreement;

                  (c) the Patent Assignment duly executed by an authorized officer of Wyeth;

                  (d) such other instruments and documents, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be necessary to effect the Closing; and

                  (e) a certificate, executed by an authorized officer of Wyeth, certifying (i) the due organization and good standing of Wyeth, and (ii) the authority and incumbency of officers of Wyeth executing this Agreement and the other agreements, instruments and certificates delivered by Wyeth to Neurocrine upon the Closing.

6.       CONDITIONS AND COVENANTS.

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligation of each Party to enter into and effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) all consents and approvals of governmental authorities, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (including any extension thereof) applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated; and

                  (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental authority or executive order promulgated or enacted by any governmental authority shall be in effect that would restrain or otherwise prevent the entry into or the consummation of the transactions contemplated by this Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF WYETH. The obligation of Wyeth to effect the transactions contemplated by Sections 5.1 and 5.3 of this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Neurocrine and DOV shall have duly executed and delivered the 2004 Consent Agreement which shall be in full force and effect as of the Closing Date;

                  (b) Wyeth shall have received all necessary approvals from its Board of Directors to effect the transactions contemplated by this Agreement;

                  (c) Neurocrine shall have made the payments contemplated under Section 4.1 hereof, delivered those shares of Neurocrine common stock and other payments to be delivered to Wyeth in accordance with the provisions of the Stock Purchase Agreement and delivered to Wyeth all other documents and deliverables to be delivered by Neurocrine to Wyeth at or before the Closing in accordance with Section 5.2 hereof;

                   (d) Neurocrine shall have executed and delivered to Wyeth, the Assignment and Assumption Agreement; and(c)Neurocrine shall have duly executed and delivered the Stock Purchase Agreement to be entered into by the Parties on the Closing Date and shall have met all other conditions and obligations required of Neurocrine under the Stock Purchase Agreement.

         6.3 CONDITIONS TO OBLIGATIONS OF NEUROCRINE. The obligation of Neurocrine to enter into and effect the transactions contemplated by Sections 5.1 and 5.2 of this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Wyeth and DOV shall have duly executed and delivered the Compound License Agreement and the 2004 Consent Agreement, each of which shall be in full force and effect as of the Closing Date;

                  (b) Wyeth shall have executed and delivered to Neurocrine the Assignment and Assumption Agreement and the Patent Assignment;

         6.4 COVENANTS. Each Party covenants and agrees to use diligent, good faith efforts to fulfill or cause to be fulfilled each of the conditions set forth above with respect to its effecting the transactions contemplated by Article 5 of this Agreement, at or prior to the Closing Date.

7.       REPRESENTATIONS AND WARRANTIES.

         7.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each of Neurocrine and Wyeth hereby represents, warrants, and covenants to the other Party hereto as follows:

                  (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

                  (b) the execution, delivery and performance of this Agreement and of the Stock Purchase Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval, provided, however, that

                           Neurocrine acknowledges that Wyeth is required to seek and obtain approval of its Board of Directors in order to complete the transactions contemplated this Agreement and that obtaining such approval is a condition to Wyeth's obligations hereunder;

                  (c) it has the power and authority to execute and deliver this Agreement and the Stock Purchase Agreement and to perform its obligations hereunder and thereunder;

                  (d) the execution, delivery and performance by such Party of this Agreement and the Stock Purchase Agreement and its compliance with the terms and provisions hereof and thereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property;
                           (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

                  (e) it shall at all times comply with all applicable laws and regulations relating to its activities under this Agreement and the Stock Purchase Agreement; and

                  (f) There is no action, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to such Party's knowledge, threatened against such Party with respect to this Agreement, the License Agreement, the 2002 Consent Agreement or the Compound Patent.

         7.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WYETH. In addition to the representations and warranties made by Wyeth in Section 7.1 above and Sections 7.4 and 7.5 below, Wyeth hereby represents, warrants, and covenants to Neurocrine that

                  (a) as of the Effective Date of this Agreement, the 2004 Consent Agreement will be in full force and effect and that, to Wyeth's knowledge, neither Wyeth nor DOV will have committed any material breach thereunder which material breach remains uncured and would give rise to a right of either Neurocrine, Wyeth or DOV to terminate the 2004 Consent Agreement;

                  (b) as of the Effective Date of this Agreement, the Compound License Agreement will be in full force and effect and that, to Wyeth's knowledge, neither Wyeth nor DOV will have committed any material breach thereunder which material breach remains uncured and would give rise to a right of either Wyeth or DOV to terminate the Compound License Agreement; except for the rights and licenses granted to DOV under the Compound License Agreement and the rights and licenses granted to Neurocrine and Neurocrine's sublicensees under the 2002 Consent Agreement, Wyeth, as of the Effective Date of this Agreement, will not have granted to any Third Party any right, title or interest in or to the Compound Patent or the Wyeth Intellectual Property in so far as it relates to the Compound;

                  (c) Except as set forth in (i) the 2002 Consent Agreement, (ii) the 2004 Consent Agreement, (iii) the Amended and Restated License Agreement and (iv) the Compound License Agreement, the Original License Agreement has not been amended, modified or supplemented in any way since its effective date, insofar as it relates to the Compound or the Wyeth Intellectual Property in so far as it relates to Compound;

                  (d) to Wyeth's actual knowledge, without having made or having any duty to make any inquiry, as of the Signature Date there is no written safety or other information in Wyeth's possession relating the Compound per se, which information (i) has not been previously disclosed by Wyeth to DOV and/or Neurocrine, and (ii) in Wyeth's reasonable determination, would have a material adverse effect on the development of the Compound;

                  (e) to Wyeth's actual knowledge, without having made or having any duty to make any inquiry, as of the Signature Date, (i) the issued patents within the Wyeth Intellectual Property and the Compound Patent are valid and enforceable, (ii) no third party is infringing any issued patents within the Wyeth Intellectual Property or the Compound Patent through the manufacture, use or sale of the Compound and
                           (iii) no third party owns or controls any patent, or assuming issuance of the claims as filed therein, any patent application, which claims the manufacture, use and sale of Compound per se (for the sake of clarity, this representation and warranty does not extend to any pharmaceutical formulation of the Compound or any general manufacturing or process technology which may be used by Neurocrine or its sublicensees in connection with the Compound); and

                  (f) to Wyeth's actual knowledge, without having made or having any duty to make any inquiry, as of the Signature Date there are no patents owned or licensed by Wyeth or any of its Affiliates that would be infringed by the making, using or selling the Compound per se by Neurocrine or its sublicensees, provided, however, that this representation and warranty does not and shall not extend to any patents which may cover Wyeth's general manufacturing or process technology or pharmaceutical product formulation technology.

                  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, WYETH MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO NEUROCRINE, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE COMPOUND, THE COMPOUND PATENT, THE WYETH INTELLECTUAL PROPERTY, THE POTENTIAL AMOUNT OF PAYMENTS TO BE RECEIVED BY WYETH FROM DOV UNDER THE COMPOUND LICENSE AGREEMENT OR WYETH'S OR DOV'S PAST AND FUTURE PERFORMANCE UNDER THE ORIGINAL LICENSE AGREEMENT, THE COMPOUND LICENSE AGREEMENT OR THE 2002 CONSENT AGREEMENT. IN ADDITION TO BUT NOT IN LIMITATION OF THE FOREGOING, AND EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, WYETH SPECIFICALLY DISCLAIMS (i) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPOUND OR ANY PHARMACEUTICAL PRODUCT CONTAINING THE COMPOUND, (ii) ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE TITLE, VALIDITY OR ENFORCEABILITY OF THE COMPOUND PATENT OR ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT INCLUDED IN THE WYETH INTELLECTUAL PROPERTY, AND (iii) ANY EXPRESS OR IMPLIED WARRANTY THAT THE DEVELOPMENT, MANUFACTURE, USE, DISTRIBUTION, MARKETING, PROMOTION OR SALE OF THE COMPOUND OR ANY PHARMACEUTICAL PRODUCT CONTAINING THE COMPOUND BY OR ON BEHALF OF DOV, NEUROCRINE OR ANY OF THEIR RESPECTIVE LICENSEES OR SUBLICENSEES WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY OR ANY PATENT OR OTHER INTELLECTUAL PROPERTY OF WYETH OR ANY OF WYETH'S AFFILIATES, WHICH PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT IS NOT INCLUDED IN EITHER THE COMPOUND PATENT OR THE WYETH INTELLECTUAL PROPERTY.

         7.3 ADDITIONAL REPRESENTATIONS AND WARRANTIES BY NEUROCRINE. In addition to the representations and warranties made by Neurocrine in Section 7.1 above and Sections 7.4 and 7.5 below, Neurocrine hereby represents, warrants, and covenants to Wyeth that

                  (a) as of the Effective Date of this Agreement, the 2004 Consent Agreement will be in full force and effect and that, to Neurocrine's knowledge, neither Neurocrine nor DOV will have committed any material breach thereunder which material breach remains uncured and would give rise to a right of either Neurocrine, Wyeth or DOV to terminate the 2004 Consent Agreement;

                  (b) as of the Effective Date of this Agreement it will have sufficient funds available to fulfill its payment obligations under this Agreement;

                  (c) except as set forth in the 2002 Consent Agreement and the 2004 Consent Agreement, the Neurocrine Sublicense Agreement has not been amended, modified or supplemented in any way since its effective date.

         7.4 REPRESENTATION BY LEGAL COUNSEL. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

         7.5 NO INCONSISTENT AGREEMENTS. Except for the Compound License Agreement and the 2002 Consent Agreement, to each of which Wyeth is a party and under each of which Wyeth requires and has obtained DOV's consent to enter into this Agreement, as of the Effective Date of this Agreement neither Party has in effect nor shall enter into any oral or written agreement or arrangement that is inconsistent with its obligations under this Agreement.

8.       CONFIDENTIALITY.

         8.1 NON-DISCLOSURE AND USE RESTRICTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, each Party (the "Receiving Party") receiving any Confidential Information of the other Party (the "Disclosing Party") hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement except for Confidential Information that the Receiving Party can establish

                  (a) was already known by the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

                  (d) was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

                  (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

         8.2 SEC FILINGS. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission (the "SEC"). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.2, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.2, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

         8.3 PUBLIC STATEMENTS. So long as this Agreement is in effect, neither of the Parties hereto shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other Party which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or legal process. The Parties agree that the press release attached hereto as Exhibit 8.3 may be released on or after the Effective Date or such earlier date as may be required by applicable law.

9.       TERM AND TERMINATION.

         9.1      GOVERNMENT APPROVALS.

                  9.1.1 HSR FILING. To the extent necessary and to the extent not already done so prior to the Signature Date, each of Neurocrine and Wyeth shall, as soon as reasonably practicable after the Signature Date, but in no event later than five (5) business days after the Signature Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing, provided, however, that, except as expressly set forth in Section __ below, Neurocrine shall be solely responsible for any fees required to be paid to any government agency in connection with making any such HSR Filing.

                  9.1.2 OTHER GOVERNMENT APPROVALS. To the extent not otherwise addressed in Section 9.1.1 above, Neurocrine and Wyeth will cooperate and use respectively all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

         9.2 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated at any time by mutual written agreement of the Parties.

         9.3 TERMINATION FOR CAUSE. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by Wyeth if the Closing shall not have occurred on or prior to March 31, 2004;

                  (b) by Neurocrine if the Closing shall not have occurred on or prior to March 31, 2004; or

                  (c) subject to Section 9.1, by Wyeth or Neurocrine if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

         9.4 EFFECTS OF TERMINATION. Upon expiration or termination of this pursuant to this Article 9, (a) this Agreement shall forthwith become null and void, except that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination. Upon termination of this Agreement for any reason other than Neurocrine's failure to meet one or more of the conditions set forth in
                  Section 6.2 , Wyeth shall refund to Neurocrine the Initial Fee (without interest) within thirty (30) days following such termination. Additionally, if this Agreement is terminated as a result of a failure to meet the condition set forth in
                  Section 6.2(b), Wyeth, within thirty (30) days of such termination, shall reimburse Neurocrine the amount of any fees actually paid by Neurocrine to any government agency in connection with the making of any HSR Filing pursuant to
                  Section 9.1.1 above, provided, however, the maximum amount that Wyeth shall be obligated to so reimburse Neurocrine shall be forty-five thousand dollars ($45,000). Notwithstanding the foregoing, this Article 9, Articles 8 and 10 and Sections 4.1(a), 11.3, and 11.8 of this Agreement shall survive any such expiration or termination.

10.      INDEMNIFICATION AND INSURANCE.

         10.1 INDEMNIFICATION BY NEUROCRINE. Neurocrine will indemnify, defend and hold harmless Wyeth, Wyeth's Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Wyeth Indemnified Party") from and against any and all liability, loss, damage, expense (including reasonable attorneys' fees and expenses) and cost (collectively, a "Liability") that the Wyeth Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of or in connection with any Third Party claims of any nature arising out of:

                  (a) the research, development, manufacture or commercialization of the Compound or any pharmaceutical product containing the Compound by, on behalf of, or under the authority of Neurocrine, its Affiliates, and its or their licensees or sublicensees, and their further licensees or sublicensees including, without limitation, Pfizer and any of Pfizer's Affiliates, sublicensees, contractors or commercialization partners;

                  (b) any Neurocrine representation or warranty set forth herein being untrue in any material respect when made;

                  (c) any breach or other action taken or omission made by or on behalf of Neurocrine or any of Neurocrine's Affiliates under the Compound License Agreement or the 2002 Consent Agreement; and/or

                  (d) any action taken or failure to act by Neurocrine, its Affiliates, any of their respective licensees or sublicensees (including, without limitation, Pfizer and Pfizer's Affiliates) and any of their further licensees or sublicensees, in connection with the filing, prosecution, maintenance or enforcement of the Compound Patent, whether such action or failure to act occurred prior to or after the Effective Date of this Agreement;

                  except in each case, to the extent caused by the negligence or willful misconduct of Wyeth or any Wyeth Indemnified Party.

         10.2 INDEMNIFICATION BY WYETH. Wyeth will indemnify, defend and hold harmless Neurocrine and its sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, a "Neurocrine Indemnified Party") from and against any and all Liabilities that the Neurocrine Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of any Third Party claims of any nature arising out of:

                  (a) the conduct of any activities by, on behalf of, or under the authority of Wyeth (other than by DOV, Neurocrine, Pfizer or their respective Affiliates) prior to the Effective Date of this Agreement; and/or

                  (b) any Wyeth representation or warranty set forth herein being untrue in any material respect when made;

                  except in each case, to the extent caused by the negligence or willful misconduct of DOV, Neurocrine or any Neurocrine Indemnified Party.

         10.3 PROCEDURE. Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 10, such Party (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") in writing within fifteen (15) days and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

         10.4 INSURANCE. Neurocrine further agrees to use reasonable efforts to obtain and maintain, during the term of this Agreement, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 10.1 with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better. Upon Wyeth's request, Neurocrine shall provide Wyeth with a certificate of insurance evidencing said coverage.

         10.5 LIMITATION. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH OTHER PARTY EXCEPT (A) TO THE EXTENT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF OR OTHERWISE INCURRED IN CONNECTION WITH A THIRD PARTY CLAIM AND (B) IN THE EVENT OF INTENTIONAL AND WILLFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY SUCH PARTY HEREUNDER.

11.      MISCELLANEOUS.

         11.1 ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assignable by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in merger, sale of stock, sale of assets or other transaction. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this
                  Section 11.1 shall be void.

         11.2 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         11.3 NOTICES. All notices and other communications hereunder (including, without limitation, any notice of breach, termination, change of address, etc.) shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

                  All correspondence to Wyeth shall be addressed as follows:

                           Wyeth Pharmaceuticals
                           500 Arcola Road
                           Collegeville, PA  19426
                           Attn: Senior Vice President, Worldwide Licensing
                           Fax:  (484) 865-9301

                                 with a copy to:

                                 Wyeth
                                 5 Giralda Farms
                                 Madison, NJ  07940
                                 Attn: General Counsel
                                 Fax:  (973) 660-7156

                  All correspondence to Neurocrine shall be addressed as follows:

                           Neurocrine Biosciences, Inc.
                           10555 Science Center Drive
                           San Diego, California  92121
                           Attn: Senior Vice President, Business Development
                           Fax:  (858) 658-7605

                                 with a copy to:

                                 Neurocrine Biosciences, Inc.
                                 10555 Science Center Drive
                                 San Diego, California  92121
                                 Attn: General Counsel
                                 Fax:  (858) 658-7605

         11.4 AMENDMENT. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         11.5 WAIVER. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         11.6 SEVERABILITY. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

         11.7 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         11.8 GOVERNING LAW; DISPUTE RESOLUTION. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors or designees for attempted resolution by good faith negotiations within ten (10) calendar days after such notice is received. Said designated officers are as follows:

                           For Wyeth:                Senior Vice President

                                                     Global Business Development
                                                     Wyeth Pharmaceuticals

                           For Neurocrine:           Senior Vice President,
                                                     Business Development

                  In the event the designated officers are not able to resolve such dispute through good faith negotiations within such ten
                  (10) calendar day period, either Party may pursue any legal or equitable remedies available to it by filing a claim in the state or federal courts of the state of New York and each Party hereby consents to the jurisdiction of such court and each Party hereby irrevocably waives its right to a jury trial before such court. Notwithstanding the foregoing, nothing in this Section 11.8 shall prohibit a Party from seeking temporary or injunctive relief from a state or federal court in New York pending the resolution of a dispute in accordance with the provisions of this Section 11.8.

         11.9 ENTIRE AGREEMENT OF THE PARTIES. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties as to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof,. Except as expressly provided otherwise herein, this Agreement shall have no effect on, and shall be subject to, the 2002 Consent Agreement, the 2004 Consent Agreement, the Sublicense Agreement and Compound License Agreement which agreements shall continue in full force and effect in accordance with the terms and conditions thereof and subject to the assignments and assumptions effected pursuant to this Agreement.

         11.10 INDEPENDENT CONTRACTORS. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

         11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Signature Date.

WYETH HOLDINGS CORPORATION                       NEUROCRINE BIOSCIENCES, INC.

By /s/ Robert A. Dougan                          By /s/ Gary A. Lyons
Name: Robert A. Dougan                           Name: Gary A. Lyons
Title: Senior Vice President                     Title: President and CEO

                                  EXHIBIT 1.23

                                  WYETH PATENTS

CL 285,489

United States

U.S. 6,399,621          expires 8/9/2020

U.S. 4,900,836          expires 2/13/2007

U.S. 4,521,422          expires 6/23/2003